UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2016

LivaNova PLC
(Exact Name of Registrant as Specified in its Charter)

England and Wales (State or Other Jurisdiction of Incorporation)	001-37599 (Commission File Number)	98-1268150 (IRS Employer Identification No.)

5 Merchant Square
North Wharf Road
London, W2 1AY
United Kingdom
(Address of Principal Executive Offices)

(44) 203 786 5275
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 6, 2016, LivaNova PLC ("LivaNova" or the "Company") issued a press release announcing a refined business implementation model and related organizational structure designed to strengthen execution and accountability of its business units, to promote collaboration across the global organization and support long-term profitable growth (the "Realignment").

Appointment of Chief Operating Officer

In connection with the Realignment, the Board of Directors of LivaNova (the "Board") has appointed Mr. Damien McDonald as the Company's Chief Operating Officer, effective October 3, 2016.

LivaNova has entered into an employment agreement, effective October 3, 2016 (the "COO Employment Agreement"), pursuant to which Mr. McDonald will serve as the Company's Chief Operating Officer, reporting to the Company's Chief Executive Officer.  As described in the COO Employment Agreement, Mr. McDonald will receive an annual base salary of £390,500 and an opportunity to earn an annual cash incentive bonus under the Company's Annual Executive Bonus Program with a target amount equal to 85% of his annual base salary.  In addition, the Company has agreed to pay Mr. McDonald a one-off signing bonus of £159,750, £150,000 per year for housing allowance (for two years), an annual school allowance £31,950 (reducing by £6,390 per year over each of the following years), an allowance for attorneys' fees of £10,000, an annual car allowance of £17,750, and pension contributions equal to 15% of Mr. McDonald's base salary.  Mr. McDonald will also be eligible to participate in the Company's employee benefit plans made available to all employees of the Company.  Under the COO Employment Agreement, Mr. McDonald is entitled to 12 months' notice of termination, and the Company is entitled to the same.

The Company also issued a side letter (the "Side Letter") effective as of October 3, 2016 to Mr. McDonald addressing certain intended future grants of equity awards to him. The Side Letter confirmed that the Compensation Committee will be asked to grant, at the earliest opportunity after the commencement of his employment, an award of service-based restricted stock units ("RSUs") to Mr. McDonald over shares equal in value to $3,000,000, with 25% of the RSUs vesting on each of the first four anniversaries of the grant date.  The Side Letter also confirmed that the Compensation Committee will be asked to grant of an award of stock appreciation rights ("SARs") having a grant date value (based on the Black-Scholes value of a SAR on the grant date) equal to $2,000,000, with 25% of the SARs vesting on each of the first four anniversaries of the grant date.  The Side Letter also confirmed that Mr. McDonald will be eligible to receive annual grants of equity awards under the Company's 2015 Incentive Award Plan (the "Plan") commencing in 2017 and that the target value of his award will be equal to 300% of his base salary, all subject to the discretion of the Company's Compensation Committee.

A copy of the COO Employment Agreement and the Side Letter described above are filed herewith as Exhibits 10.1 and 10.2, respectively. The foregoing descriptions of these documents are summaries only and are qualified in their entirety by the full text of the COO Employment Agreement and the Side Letter, which are incorporated herein by reference.

Effective upon his employment with the Company, Mr. McDonald will be designated as an "officer" as such term is used within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended.

Prior to joining the Company, Mr. McDonald held several senior roles in the global life science sector.  Most recently, Mr. McDonald was Group Executive and Corporate Vice President at New York Stock Exchange-listed Danaher Corporation.  From 2013 until 2016, he served as Group President, Professional Consumables at Danaher.  During his tenure at Danaher, he was responsible for, among other things, 13 operating plants in Europe and the Americas and over 3200 employees globally.  Prior to that, Mr. McDonald served from 2011 as Group President of Kerr Corporation, a subsidiary of Danaher Corporation.  In that function, he was responsible for a dental consumables business with operations in the United States, Mexico, Switzerland, Italy and the Czech Republic.  In 2010, Mr. McDonald undertook special projects for Danaher Corporation.  Prior to joining the Danaher group, Mr. McDonald from 2007 to 2010 was President, Zimmer Spine at Zimmer Holdings, an orthopedics company where he was responsible for divisions in the United States and France.  From 1999 to 2007, Mr. McDonald occupied various roles with Johnson & Johnson.  Mr. McDonald holds bachelor's degrees in pharmacy (1987) and economics (1989) from the University of Queensland in Australia, a master's degree in international economics from the University of Wales, and an MBA from the Institute for Management Development (IMD) in Lausanne.

Item 8.01 Other Events

Further information regarding the appointment of Mr. Damien McDonald as Chief Operating Officer of the Company is set forth in the press release filed herewith as Exhibit 99.1, which is incorporated into this Item 8.01 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

10.1	COO Employment Agreement effective October 3, 2016 between LivaNova Plc and Mr. Damien McDonald.
10.2	Side Letter effective October 3, 2016 between LivaNova Plc and Mr. Damien McDonald.
99.1	Press release regarding appointment of Mr. Damien McDonald as Chief Operating Officer, issued by LivaNova PLC on August 1, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LivaNova PLC

Date: August 1, 2016	By:/s/ Catherine Moroz
Name: Catherine Moroz
Title: Deputy Company Secretary

EXHIBIT INDEX

Exhibit	Description
10.1	COO Employment Agreement effective October 3, 2016 between LivaNova Plc and Mr. Damien McDonald.
10.2	Side Letter effective October 3, 2016 between LivaNova Plc and Mr. Damien McDonald.
99.1	Press release regarding appointment of Mr. Damien McDonald as Chief Operating Officer, issued by LivaNova PLC on August 1, 2016.